Exhibit (a)(5)(i)

FOR IMMEDIATE RELEASE

Monster Announces a Premium for Participation in its Fundamental Change Repurchase Offer

for its 3.50% Convertible Senior Notes due 2019

WESTON, Mass., November 17, 2016 — Monster Worldwide, Inc. today announced that, in connection with its offer to repurchase (the “Repurchase Offer”), at the option of each holder, any and all of its outstanding 3.50% Convertible Senior Notes due 2019 (the “Notes”), it will offer to holders a premium of $15.00 per $1,000 principal amount of Notes validly tendered and not properly withdrawn pursuant to the Repurchase Offer (the “Fundamental Change Repurchase Premium”), increasing the repurchase price to $1,019.8611 per $1,000 principal amount of Notes validly tendered and not properly withdrawn, plus accrued and unpaid interest to, but excluding, December 5, 2016 (the “Fundamental Change Repurchase Date”).

Pursuant to the terms of the indenture governing the Notes (the “Indenture”), each holder of the Notes has the right, at the holder’s option, to require Monster to repurchase for cash all or part of such holder’s Notes on the Fundamental Change Repurchase Date. The fundamental change repurchase price required to be paid by Monster for Notes validly tendered and not properly withdrawn is equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, and Monster is now also offering to pay an additional amount equal to the Fundamental Change Repurchase Premium (collectively, the “Fundamental Change Repurchase Price”). The increase in the Fundamental Change Repurchase Price is still intended to satisfy Section 15.02(c) of the Indenture and qualify as a Fundamental Change Offer to repurchase the Notes. Holders that validly tender and do not properly withdraw their Notes in the Repurchase Offer will be entitled to receive the Fundamental Change Repurchase Price, which includes the Fundamental Change Repurchase Premium, in an amount equal to $1,019.8611 per $1,000 principal amount.

Full details of the terms and conditions of the Repurchase Offer are included in Monster’s Fundamental Change Company Notice, Make-Whole Fundamental Change Company Notice, Notice of Entry into Supplemental Indenture and Offer to Repurchase, dated November 2, 2016 (as amended hereby, the “Notice”). Except as described in this press release, the terms of the Repurchase Offer remain the same as set forth in the Notice.

Holders should review the Notice carefully and should consult with their own legal, financial and tax advisors. Neither Monster nor any of its affiliates, or any of its or their respective board of directors, employees, advisors or representatives or Wilmington Trust, National Association, in its capacity as trustee, tender agent, paying agent or conversion agent with respect to the Notes, is making any representation or recommendation to any holder as to whether or not to surrender that holder’s Notes.

The trustee, tender agent, paying agent and conversion agent with respect to the Notes is Wilmington Trust, National Association, Global Capital Markets, 50 S. 6th Street, Suite 1290, Minneapolis, Minnesota 55402, Attention: Monster World Wide Account Manager, (612) 217-5651 (facsimile). The information agent for the Repurchase Offer is MacKenzie Partners, Inc. (“MacKenzie”), 105 Madison Avenue, New York, New York 10016, (212) 929-5500 (Call Collect) or (800) 322-2885 (Call Toll-Free), email: tenderoffer@mackenziepartners.com. Any questions or requests for assistance in connection with the Repurchase Offer may be directed to MacKenzie. The Notice is being sent by (or on behalf of) Monster to The Depository Trust Company as sole record owner of the Notes.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES. THE REPURCHASE OFFER IS BEING MADE ONLY PURSUANT TO A TENDER OFFER STATEMENT (INCLUDING THE NOTICE AND RELATED MATERIALS) THAT MONSTER WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). HOLDERS AND INVESTORS SHOULD READ CAREFULLY THE TENDER OFFER STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE REPURCHASE OFFER. HOLDERS CAN OBTAIN THESE DOCUMENTS WHEN THEY ARE FILED AND BECOME AVAILABLE FREE OF CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING MONSTER AT (212) 351-7032.

About Monster Worldwide

Monster Worldwide, Inc. is a global leader in connecting people to jobs, wherever they are. For more than 20 years, Monster has helped people improve their lives with better jobs, and employers find the best talent. Today, the company offers services in more than 40 countries, providing some of the broadest, most sophisticated job seeking, career management, recruitment and talent management capabilities. Monster continues its pioneering work of transforming the recruiting industry with advanced technology using intelligent digital, social and mobile solutions, including our flagship website Monster.com® and a vast array of products and services. For more information visit www.monster.com/about.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release regarding future financial and operating results, future capital structure and liquidity, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of Monster include forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including Monster’s ability to successfully complete the Repurchase Offer and the other factors and financial, operational and legal risks or uncertainties described in Monster’s public filings with the SEC, including the “Risk Factors” sections of the Monster’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer documents filed and to be filed by Monster. Forward-looking statements speak only as of the date the statement was made.

Contacts:

For Holders:

MacKenzie

(212) 929-5500 (Call Collect)

(800) 322-2885 (Call Toll-Free)

tenderoffer@mackenziepartners.com

For Media:

Matt Anchin

(212) 351-7528

matt.anchin@monster.com